UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HF Financial Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Company filed the following information with the Securities and Exchange Commission on October 7, 2011

October 7, 2011

HF Financial Corp. (the “Corporation”) previously disclosed that its Board of Directors, in consultation with its outside counsel, has determined that PL Capital Group’s proxy solicitation and other recent actions are in violation of the federal banking laws because PL Capital Group (“PL”) has failed to obtain the required prior regulatory approval under the control regulations of the Federal Reserve Board (“FRB”).  This filing sets forth additional details regarding the factual foundation for such assertion.

The FRB’s control rules, which recently became applicable to the Corporation, generally prohibit any company from controlling a savings association without seeking and obtaining prior regulatory approval to become a savings and loan holding company.  Investors seeking to avoid regulation and oversight as a savings and loan holding company are required to remain passive as to their involvement and influence over the management and policies of a savings and loan holding company, and the FRB has established specific passivity standards and related commitments to allow an investor to potentially qualify as a passive investor exempt from the control rules.

PL has not sought advance regulatory approval from the FRB.  Furthermore, the conduct and publicly expressed intent of PL would not enable it to qualify as a passive investor under the FRB’s rules.  Viewed as a whole, PL’s recent actions that raise concerns under the FRB’s control rules include mounting a proxy contest to vote two of its nominees onto the Corporation’s board of directors, demanding various results or change in the executive management, policies and business decisions of the Corporation, demanding to have its nominees placed on various board committees of the Corporation and its subsidiary, Home Federal Bank, owning in excess of 5% of the Corporation’s common stock, and other actions that have the intent and effect of exerting a controlling influence over the management and policies of the Corporation.  These actions are inconsistent with the FRB’s established rules and guidance on permissible passive investments that are exempt from advance regulatory approval.

As a result, on the advice of counsel after consultation with senior counsel at the FRB, the Corporation believes that PL must discontinue such actions.

The Corporation plans to await a final determination from the FRB before considering PL’s nominees.

Important Information

This material may be deemed to be solicitation material in respect of the solicitation of proxies from the Corporation’s stockholders in connection with the Corporation’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”).  The Corporation plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement in connection with the Annual Meeting (the “Annual Meeting Proxy”), and advises its stockholders to read the Annual Meeting Proxy and any and all supplements and amendments thereto when they become available, because they will contain important information.  Stockholders may obtain a free copy of the Proxy Statement and other documents that the Corporation files with the SEC (when available) at the SEC’s website at www.sec.gov.  The Proxy Statement and these other documents may also be obtained upon request addressed to the Secretary of the Corporation at 225 South Main Avenue, Sioux Falls, South Dakota 57104.

Certain Information Concerning Participants

The Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of the Corporation’s stockholders in connection with its Annual Meeting.  Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the Corporation’s proxy statement related to its 2010 Annual Meeting of Stockholders, filed with the SEC on October 13, 2010 and on Forms 3 and 4 filed with the SEC.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 34 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  The Corporation has opened a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota. Internet banking is also available at www.homefederal.com.